Exhibit 23.2



            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Auburn Bancorp, Inc.
Auburn, Maine


We consent to the inclusion in this registration statement of Auburn Bancorp, Inc. and Subsidiary on Form S-8 of our report, dated September 25, 2009, related to the audits of the consolidated balance sheets as of June 30, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended which are included in the June 30, 2009 Annual Report on Form 10-K of Auburn Bancorp, Inc. and Subsidiary.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
December 15, 2009